Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 14, 2004, except for Note 18 and the first paragraph of Note 14, as to which the date is June 10, 2004, accompanying the consolidated financial statements and schedule included in the Annual Report of Schick Technologies, Inc. on Form 10-K for the year ended March 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statement of Schick Technologies, Inc. on Forms S-8. (File No. 333-46825, effective February 24, 1998, File No. 333-83488, effective February 27, 2002).


/s/ GRANT THORNTON LLP
New York, New York
June 21, 2004